[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES



- PRESS RELEASE -


Contact:     Thorsten Frauenpreiss
             Gunther Braun
             Rofin-Sinar
             734-416-0206
             - or -
             011-49-40-733-63-256


ROFIN-SINAR REPORTS RESULTS FOR THE FIRST QUARTER FISCAL 2005

STRONG SALES AND EARNINGS, RECORD ORDER INTAKE


Plymouth, MI / Hamburg, Germany, February 7, 2005 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its first quarter ended December 31, 2004.


FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

                     Three months ended
                    12/31/04  12/31/03  % Change
                    --------  --------  ---------
Net sales           $ 91,357  $ 71,058   +  29 %
Net income          $  8,518  $  5,205   +  64 %
                    --------  --------
Earnings per share
  Diluted basis     $   0.55  $   0.41


*The diluted net income per common share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 15.5 million and 12.5 million for the fiscal quarters ending December 31, 2004 and 2003.

"We are very pleased with our first quarter results", commented Gunther Braun, interim Chairman and CEO of RSTI. "Revenues and margins were solid in all business segments. Driven by contributions from our recently acquired companies, PRC and Lee Laser, as well as continued organic growth, we achieved a new record high in order entry."



FINANCIAL REVIEW

Net sales totaled $91.4 million for the first quarter ended December 31, 2004, a 29% increase over the comparable quarter of fiscal 2004. Gross profit totaled $36.2 million, or 40% of net sales, compared to $27.8 million, or 39% of net sales in the same period of fiscal year 2004. Net income amounted to $8.5 million, or 9% of net sales, compared to $5.2 million or 7% of net sales in the comparable quarter last fiscal year. Diluted earnings per share equaled $0.55 for the quarter based upon 15.5 million weighted average common shares outstanding, compared to diluted earnings per share of $0.41 based upon 12.5 million weighted average common shares outstanding for the same period last fiscal year.

The weakening of the US-Dollar, mainly against the Euro, resulted in an increase in net sales of $4.9 million in the first quarter.

SG&A increased by $2.9 million to $16.9 million, representing 19% of net sales. In addition, the amortization expense in the first quarter of fiscal 2005 increased by $1.1 million over the comparable period last year to $1.6 million (2% of net sales) due to the intangibles acquired with PRC and Lee Laser. Net R&D expenses increased by $0.8 million to $5.8 million and represent 6% of net sales.

Sales of lasers for marking and micro applications increased by 21% to $42.2 million and represent 46% of total revenues. Sales of laser products used for macro applications increased by 36% to $49.2 million, accounting for the remaining 54% of total sales.

Net sales in North America doubled to $28.4 million, which is a new quarterly record. In Europe/Asia, net sales increased by 11% to $63.0 million.

Order entry in the quarter was a record high of $103.2 million and resulted in a record order backlog of $84.6 million on December 31, 2004. This corresponds to an increase in order backlog of $11.8 million, or 16% from the previous quarter.


OUTLOOK

"Our goals for the next fiscal quarters include continuing our expansion in Asia with the formation of a Chinese subsidiary, and further capitalizing on our large product portfolio and broad technology base," commented Gunther Braun.

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Singapore and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 20,000 laser units installed worldwide and serves more than 3,000 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Monday, February 7, 2005. This call is also being broadcast live over the internet in listen-only mode. For live webcasting, go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Yuhau Lin at 212-889-4350 or Mark Walter at +44(0) 207 936 0400)








(Tables to follow)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

in thousands, except per share data)

                                    Three Months     Twelve Months
                                       Ended             Ended
                                    (unaudited)        (audited)
                               ----------------------  ----------
                               12/31/04     12/31/03    9/30/04
                               ----------  ----------  ----------
Cutting/Welding                $  49,127   $  36,129   $ 158,820
Marking/Micro                     42,230      34,929     163,808
                               ----------  ----------  ----------
Net sales                         91,357      71,058     322,628
Cost of goods sold                55,185      43,224     190,473
                               ----------  ----------  ----------
    Gross profit                  36,172      27,834     132,155
Selling, general, and
    administrative expenses       16,859      13,978      58,336
Intangibles amortization           1,566         449       2,389
Research and development
    expenses                       5,784       5,027      20,473
                               ----------  ----------  ----------
    Income from operations        11,963       8,380      50,957
Other expense (income)           ( 1,208)    (   473)        171
                               ----------  ----------  ----------
    Income before income taxes
      and minority interest       13,171       8,853      50,786
Income tax expense                 4,589       3,385      17,648
                               ----------  ----------  ----------
    Income before minority
        interest                   8,582       5,468      33,138
Minority interest                     64         263         708
                               ----------  ----------  ----------
    Net income                  $  8,518    $  5,205    $ 32,430
                               ==========  ==========  ==========
Net income per common share
  "diluted" basis               $   0.55    $   0.41    $   2.31
  "basic" basis                 $   0.57    $   0.44    $   2.41



*The basic net income per common share calculation is based on the weighted-average shares outstanding for each period presented, which was 15.0 million and 12.0 million for the fiscal quarters ending December 31, 2004 and 2003, and 13.5 million for the 12 month period ending September 30, 2004.

**The diluted net income per common share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 15.5 million and 12.5 million for the fiscal quarters ending December 31, 2004 and 2003, and 14.0 million for the 12 month period ending September 30, 2004.






ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

(in thousands)
                                                       At            At
                                                    12/31/04       9/30/04
                                                   -----------   -----------
ASSETS
  Cash and cash equivalents                         $  97,487      $ 100,266
  Trade accounts receivable, net                       76,967         80,314
  Inventories net                                     118,475        106,420
  Other current assets                                 13,571         10,633
                                                   -----------     ----------
    Total current assets                              306,500        297,633

  Net property and equipment                           37,653         34,128
  Other non-current assets                             87,761         82,045
                                                   -----------     ----------
    Total non-current assets                          125,414        116,173
                                                   -----------     ----------
    Total assets                                    $ 431,914      $ 413,806
                                                   ===========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                   $  35,648      $  49,819
  Accounts payable, trade                              16,295         17,306
  Other current liabilities                            64,478         66,968
                                                   -----------     ----------
    Total current liabilities                         116,421        134,093

  Long-term debt                                       15,850          4,983
  Other non-current liabilities                        18,579         17,346
                                                   -----------     ----------
    Total liabilities                                 150,850        156,422

    Net stockholders' equity                          281,064        257,384
                                                   -----------     ----------
    Total liabilities and stockholders' equity      $ 431,914      $ 413,806
                                                   ===========     ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act. Certain information in this press release that relates to future plans, events or performance, including statements such as formation of a Chinese subsidiary and to capitalize on our large product portfolio and our broad technology base is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and Nd:YAG lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.